Exhibit 99.G.2

APPENDIX A
TO
THE CUSTODIAN AGREEMENT
BETWEEN
EXCHANGE TRADED CONCEPTS TRUST and
BROWN BROTHERS HARRIMAN & CO.
Dated as of 10/15/19

The following is a list of Funds/Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of 9/28/2009 "the Agreement":

WeatherStorm Forensic Accounting Long-Short ETF1
EMQQ Emerging Markets Internet & Ecommerce ETF
Hull Tactical US ETF
Vesper US Large Cap Short-Term Reversal Strategy ETF
North Shore Global Uranium Mining ETF

IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.

EXCHANGE TRADED CONCEPTS TRUST:

BY:	/s/ J. Garrett Stevens
NAME:	J. Garrett Stevens
TITLE:	President
DATE:	10/15/19

1 Formerly Forensic Accounting ETF